EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Reports Fourth Quarter and Full-Year 2016 Financial Results

WEST CHESTER, OH, January 24, 2017 – AK Steel (NYSE: AKS) today reported its financial results for the fourth quarter and full year 2016.

4th Quarter 2016 Highlights

•	Sales of $1.42 billion with an average selling price of $998 per ton

•	Net loss of $62.4 million, or $0.22 per diluted share, includes benefit plan and other charges

•	Adjusted net income of $75.2 million, or $0.25 per diluted share

•	Adjusted EBITDA of $164.9 million, or 11.6% of net sales, including unrealized mark-to-market gains on iron ore derivatives

•	Liquidity of $1.35 billion

AK Steel reported a net loss of $62.4 million, or $0.22 per diluted share of common stock, for the fourth quarter of 2016, compared to a net loss of $145.4 million, or $0.82 per diluted share, for the fourth quarter of 2015. Included in the most recent fourth quarter were charges totaling $137.6 million, or $0.47 per diluted share, and unrealized derivative gains of $33.8 million, or $0.11 per diluted share. Included in the year ago fourth quarter were charges totaling $200.9 million, or $1.13 per diluted share. The charges and unrealized derivative gains are discussed in the “Fourth Quarter Items” section below.
The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $164.9 million, or 11.6% of net sales, for the fourth quarter of 2016, compared to adjusted EBITDA of $168.3 million, or 10.9% of net sales, for the fourth quarter a year ago.
“The strategy that we introduced at the beginning of 2016 generated improved results and a stronger AK Steel,” said Roger K. Newport, AK Steel’s Chief Executive Officer. Mr. Newport continued, “Our work to optimize our footprint, relentlessly focus on costs, and reduce exposure to commodity spot markets generated improved margins. By successfully completing several capital market transactions, we were able to significantly strengthen our balance sheet. These actions position us well for the future.”
Net sales for the fourth quarter of 2016 were $1.42 billion on shipments of 1,412,200 tons, compared to net sales of $1.54 billion on shipments of 1,655,800 tons for the year-ago fourth quarter. The decline in shipments was largely driven by the company’s strategic decision to reduce commodity steel sales to the distributor and converters market, which declined 23% from the fourth quarter of 2015. Also, shipments to the automotive industry were slightly lower in the fourth quarter of 2016 compared to a year ago, primarily as a result of inventory adjustments by several major automakers and changes to or the phasing out of certain automotive platforms. The average selling price for the fourth quarter of 2016 increased 7% from the fourth quarter of 2015 to $998 per ton as a result of the better sales mix and higher carbon steel spot market pricing, partially offset by lower automotive contract pricing.
The 2016 fourth quarter results include a LIFO credit of $7.5 million, significantly lower than the LIFO credit of $98.6 million for the fourth quarter of 2015. Additionally, the company recorded outage costs of $22.1 million and $7.0 million for the fourth quarters of 2016 and 2015, respectively.
The company recorded an income tax benefit for the fourth quarter of 2016 of $0.9 million, or less than $0.01 per diluted share, compared to income tax expense of $23.9 million, or $0.13 per diluted share, in the fourth

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quarter of 2015. The company’s income tax provision is primarily related to changes in the company’s LIFO reserve, which results in a tax valuation allowance adjustment related to the company’s deferred tax assets, and from the allocation of income tax expense to other comprehensive income. Included in the results for the fourth quarter of 2016 was a non-cash income tax benefit of $4.5 million, or $0.02 per diluted share, as a result of the allocation of income tax expense to other comprehensive income, compared to a similar benefit of $13.2 million, or $0.07 per diluted share, in the fourth quarter of 2015.
The company ended the fourth quarter of 2016 with total liquidity of $1.35 billion, consisting of cash and cash equivalents and $1.19 billion of availability under the company’s revolving credit facility.

Full-Year 2016 Highlights

•	Sales of $5.88 billion with an average selling price of $969 per ton

•	Net loss of $7.8 million, or $0.03 per diluted share, includes benefit plan and other charges

•	Adjusted net income of $129.8 million, or $0.56 per diluted share

•	Adjusted EBITDA of $501.9 million, or 8.5% of net sales, including unrealized mark-to-market gains on iron ore derivatives

The company recorded a full-year 2016 net loss of $7.8 million, or $0.03 per diluted share of common stock, compared to a net loss of $509.0 million, or $2.86 per diluted share, for 2015. The company reported 2016 adjusted net income of $129.8 million, or $0.56 per diluted share, which reflected charges totaling $137.6 million, or $0.59 per diluted share, as discussed in the “Fourth Quarter Charges” section below. The company’s results improved from its 2015 adjusted net loss of $51.8 million, or $0.29 per diluted share, which reflected certain charges totaling $457.2 million, or $2.57 per diluted share. Included in net income and adjusted net income for 2016 are unrealized gains of $45.6 million, or $0.20 per diluted share, from iron ore derivatives that no longer qualify for hedge accounting treatment after the termination of the pellet offtake agreement with Magnetation LLC.
The company reported adjusted EBITDA of $501.9 million, or 8.5% of net sales, for 2016, compared to adjusted EBITDA of $393.4 million, or 5.9% of net sales, for 2015. The 2016 results included LIFO credits of $23.3 million, lower than the LIFO credits of $195.3 million for 2015, primarily due to the leveling off of raw material cost declines in 2016 compared to 2015. Additionally, the company recorded outage costs of $62.1 million and $50.6 million for the full years of 2016 and 2015, respectively.
Net sales for 2016 were $5.88 billion on shipments of 6,051,800 tons, a decrease from 2015 net sales of $6.69 billion on 7,089,200 tons. The decline in shipments from 2015 was primarily the result of a 41% decline in shipments to the distributor and converters market as the company intentionally reduced sales of commodity products. Shipments to the automotive industry were 4% higher in 2016 over 2015, which was higher than the 2% increase in North American automotive build rate for the same period. The average selling price for 2016 increased 3% from 2015 to $969 per ton.
The company recorded income tax expense of $3.2 million, or $0.01 per diluted share, in 2016 compared to 2015 income tax expense of $63.4 million, or $0.36 per diluted share.

Fourth Quarter Items
Included in the results for the fourth quarter of 2016 are unrealized gains of $33.8 million, or $0.11 per diluted share, from iron ore derivatives that settle in 2017 and 2018 that no longer qualify for hedge accounting treatment after the termination of the pellet offtake agreement with Magnetation LLC.
Also included in the results were net pension and other postretirement benefits (“OPEB”) corridor charges and pension settlement charges of $68.1 million, or $0.23 per diluted share, in the fourth quarter of 2016 and $131.2 million, or $0.74 per diluted share, in the fourth quarter of 2015. Included in the net pension and OPEB corridor charge for the fourth quarter of 2016 was a pension corridor charge of $78.4 million, partially offset by an OPEB corridor credit of $35.3 million. Under the company’s method of accounting for pension and OPEB plans, the company recognizes into income when it remeasures its plan assets and obligations any unrecognized actuarial gains and losses that exceed 10% of the larger of projected benefit obligations or plan assets (the “corridor”). Declines in interest rates from the end of 2015 generated net corridor charges for 2016, offset by better than expected pension asset returns and positive OPEB claims and demographic experience in 2016. Neither the pension corridor charge nor the OPEB corridor credit had any current cash flow impact. The company incurred $25.0

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million of pension settlement charges in the fourth quarter of 2016 related to the purchase of annuity contracts for certain retirees and lump sum payouts to new retirees.
In connection with the bankruptcy of Magnetation LLC, the company’s fourth quarter 2016 results included a charge of $69.5 million, or $0.24 per diluted share, for a previously disclosed $36.6 million payment made in the quarter to terminate the company’s pellet offtake agreement with Magnetation LLC and a $32.9 million charge primarily related to the present value of rail car leases. The actual cash payments for the rail car leases will be made over the next 12 years, however, accounting rules required a liability to be recorded in the fourth quarter to reflect the periods where we do not expect to use the leased assets.
The company’s financial results for the fourth quarter of 2015 included charges of $28.1 million, or $0.16 per diluted share, for supplemental unemployment and other employee benefit costs, as well as other costs incurred to temporarily idle the Ashland Works steelmaking operations. In the same quarter of 2015, the company recognized a charge of $41.6 million, or $0.23 per diluted share, to write off its remaining investment in AFSG, the holding company of its discontinued insurance operations. The company’s full year 2015 results also included a $256.3 million charge, or $1.44 per diluted share, to write off its investment in Magnetation.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, and carbon and stainless tubular products, primarily for automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing operations across six states (Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia) and one tube plant in Mexico. Additional information about AK Steel is available at www.aksteel.com.

Safe Harbor Statement
Certain statements made or incorporated by reference in this earnings release reflect management’s estimates and beliefs and are intended to be “forward-looking statements” identified in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify forward-looking statements.  The company cautions readers that forward-looking statements reflect the company’s current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions about future business decisions and conditions that may change.
Forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry; increased global steel production and imports; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers or key suppliers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not reaching new labor agreements on a timely basis; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; financial, credit, capital and banking markets; derivative contracts to hedge commodity pricing volatility; potential permanent idling of facilities; inability to fully realize benefits of margin enhancement initiatives; information technology security threats and cybercrime; as well as those risks and uncertainties discussed in more detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. As such, the company cautions readers not to place undue reliance on forward-looking statements, which speak only to the company’s plans, assumptions and expectations as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Shipments (000 tons)	1,412.2	1,655.8	6,051.8	7,089.2
Selling price per ton	$998	$929	$969	$942

Net sales	$1,418.6	$1,542.7	$5,882.5	$6,692.9

Cost of products sold	1,180.1	1,319.8	5,064.7	6,032.0
Selling and administrative expenses	71.5	63.5	277.2	261.9
Depreciation	54.9	49.4	216.6	216.0
Pension and OPEB expense (income)	(14.3)	(14.9)	(43.8)	(63.0)
Pension and OPEB net corridor charges	43.1	131.2	43.1	131.2
Pension settlement charges	25.0	—	25.0	—
Charges for termination of pellet agreement and related transportation costs	69.5	—	69.5	—
Charge for facility idling	—	28.1	—	28.1
Total operating costs	1,429.8	1,577.1	5,652.3	6,606.2

Operating profit (loss)	(11.2)	(34.4)	230.2	86.7

Interest expense	39.4	42.6	163.9	173.0
Impairment of Magnetation investment	—	—	—	(256.3)
Impairment of AFSG investment	—	(41.6)	—	(41.6)
Other income (expense)	0.7	12.3	(4.9)	1.4

Income (loss) before income taxes	(49.9)	(106.3)	61.4	(382.8)

Income tax expense (benefit)	(0.9)	23.9	3.2	63.4

Net income (loss)	(49.0)	(130.2)	58.2	(446.2)
Less: Net income attributable to noncontrolling interests	13.4	15.2	66.0	62.8

Net income (loss) attributable to AK Steel Holding Corporation	$(62.4)	$(145.4)	$(7.8)	$(509.0)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation:	$(0.22)	$(0.82)	$(0.03)	$(2.86)

Weighted-average shares outstanding:
Basic and diluted	287.7	177.3	230.0	177.2

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)
	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$173.2	$56.6
Accounts receivable, net	442.0	444.9
Inventory, net	1,113.9	1,226.3
Other current assets	94.6	78.4
Total current assets	1,823.7	1,806.2
Property, plant and equipment	6,569.0	6,466.0
Accumulated depreciation	(4,554.6)	(4,379.5)
Property, plant and equipment, net	2,014.4	2,086.5
Other non-current assets	197.9	191.7
TOTAL ASSETS	$4,036.0	$4,084.4

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$589.9	$703.4
Accrued liabilities	234.1	261.5
Current portion of pension and other postretirement benefit obligations	41.3	77.7
Total current liabilities	865.3	1,042.6
Non-current liabilities:
Long-term debt	1,816.6	2,354.1
Pension and other postretirement benefit obligations	1,093.7	1,146.9
Other non-current liabilities	148.4	136.4
TOTAL LIABILITIES	3,924.0	4,680.0
EXCHANGEABLE NOTES EXCHANGE FEATURE	21.3	—
Equity (deficit):
Common stock, authorized 450,000,000 shares of $.01 par value each; issued 314,739,500 and 178,284,137 shares in 2016 and 2015; outstanding 314,160,557 and 177,893,562 shares in 2016 and 2015	3.1	1.8
Additional paid-in capital	2,855.4	2,266.8
Treasury stock, common shares at cost, 578,943 and 390,575 shares in 2016 and 2015	(2.4)	(2.0)
Accumulated deficit	(3,064.8)	(3,057.0)
Accumulated other comprehensive income (loss)	(63.5)	(187.2)
Total stockholders’ equity (deficit)	(272.2)	(977.6)
Noncontrolling interests	362.9	382.0
TOTAL EQUITY (DEFICIT)	90.7	(595.6)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$4,036.0	$4,084.4

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)
	Twelve Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$58.2	$(446.2)
Depreciation	201.7	201.7
Depreciation—SunCoke Middletown	14.9	14.3
Amortization	18.4	21.2
Impairment of Magnetation LLC and AFSG investments	—	297.9
Charge for transportation costs affected by termination of pellet agreement	32.9	—
Deferred income taxes	5.0	62.1
Contributions to pension trust	—	(24.1)
Pension and OPEB expense (income)	(43.8)	(63.0)
Pension and OPEB net corridor charges	43.1	131.2
Pension settlement charges	25.0	—
Contributions to retirees VEBA	—	(3.1)
Other pension payments	(33.0)	(12.7)
Other postretirement payments	(34.4)	(48.3)
Charge for facility idling	—	28.1
Changes in working capital	8.2	16.2
Other operating items, net	8.4	25.0
Net cash flows from operating activities	304.6	200.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(127.6)	(99.0)
Proceeds from sale of equity investee	—	25.0
Proceeds from AFSG Holdings, Inc. distribution	—	14.0
Other investing items, net	2.3	12.5
Net cash flows from investing activities	(125.3)	(47.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under credit facility	(550.0)	(55.0)
Proceeds from issuance of long-term debt	380.0	—
Redemption of long-term debt	(392.8)	(14.1)
Proceeds from issuance of common stock	600.4	—
Debt issuance costs	(20.4)	—
SunCoke Middletown distributions to noncontrolling interest owners	(85.1)	(96.3)
Other financing items, net	5.2	(1.0)
Net cash flows from financing activities	(62.7)	(166.4)

Net increase (decrease) in cash and cash equivalents	116.6	(13.6)
Cash and cash equivalents, beginning of year	56.6	70.2
Cash and cash equivalents, end of year	$173.2	$56.6

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) that exclude the effects of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges for the termination of a pellet offtake agreement and related transportation costs, impairment charges for the company’s investments in Magnetation and AFSG and charges for temporarily idling facilities. Management believes that reporting adjusted net income (loss) attributable to AK Holding with these items excluded (as a total and on a per share basis) more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this release, the company has made adjustments to EBITDA to exclude the effects of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges for the termination of a pellet offtake agreement and related transportation costs, impairment charges for its investments in Magnetation and AFSG and charges for temporarily idling facilities. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA, adjusted EBITDA margin or adjusted net income (loss) as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per ton)	2016	2015	2016	2015
Net income (loss) attributable to AK Steel Holding	$(62.4)	$(145.4)	$(7.8)	$(509.0)
Net income attributable to noncontrolling interests	13.4	15.2	66.0	62.8
Income tax expense (benefit)	(0.9)	23.9	3.2	63.4
Interest expense	39.4	42.6	163.9	173.0
Interest income	(0.4)	(0.4)	(1.6)	(1.3)
Depreciation	54.9	49.4	216.6	216.0
Amortization	0.6	0.9	4.8	8.4
EBITDA	44.6	(13.8)	445.1	13.3
Less: EBITDA of noncontrolling interests (a)	17.3	18.8	80.8	77.1
Pension and OPEB net corridor and settlement charges	68.1	131.2	68.1	131.2
Charges for termination of pellet agreement and related transportation costs	69.5	—	69.5	—
Impairment of Magnetation investment	—	—	—	256.3
Impairment of AFSG investment	—	41.6	—	41.6
Charge for facility idling	—	28.1	—	28.1
Adjusted EBITDA	$164.9	$168.3	$501.9	$393.4
Adjusted EBITDA margin	11.6%	10.9%	8.5%	5.9%

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(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2016	2015	2016	2015
Net income attributable to noncontrolling interests	$13.4	$15.2	$66.0	$62.8
Depreciation	3.9	3.6	14.8	14.3
EBITDA of noncontrolling interests	$17.3	$18.8	$80.8	$77.1

Reconciliation of Adjusted Net Income (Loss)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share)	2016	2015	2016	2015
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(62.4)	$(145.4)	$(7.8)	$(509.0)
Pension and OPEB net corridor and settlement charges	68.1	131.2	68.1	131.2
Charges for termination of pellet agreement and related transportation costs	69.5	—	69.5	—
Impairment of Magnetation investment	—	—	—	256.3
Impairment of AFSG investment	—	41.6	—	41.6
Charge for facility idling	—	28.1	—	28.1
Adjusted net income (loss) attributable to AK Steel Holding	$75.2	$55.5	$129.8	$(51.8)

Reconciliation to Diluted Earnings (Losses) per Share
Diluted earnings (losses) per share, as reported	$(0.22)	$(0.82)	$(0.03)	$(2.86)
Pension and OPEB net corridor and settlement charges	0.23	0.74	0.29	0.74
Charges for termination of pellet agreement and related transportation costs	0.24	—	0.30	—
Impairment of Magnetation investment	—	—	—	1.44
Impairment of AFSG investment	—	0.23	—	0.23
Charge for facility idling	—	0.16	—	0.16
Adjusted diluted earnings (losses) per share	$0.25	$0.31	$0.56	$(0.29)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Tons Shipped by Product
Stainless/electrical	207.5	209.2	870.6	876.2
Coated	737.1	847.2	3,151.7	3,340.4
Cold-rolled	231.4	294.8	1,009.3	1,293.0
Tubular	26.7	27.3	115.4	115.2
Subtotal value-added shipments	1,202.7	1,378.5	5,147.0	5,624.8

Hot-rolled	169.5	227.0	742.5	1,273.1
Secondary	40.0	50.3	162.3	191.3
Subtotal non value-added shipments	209.5	277.3	904.8	1,464.4

Total shipments	1,412.2	1,655.8	6,051.8	7,089.2

Shipments by Product (%)
Stainless/electrical	14.7%	12.6%	14.4%	12.4%
Coated	52.2%	51.2%	52.1%	47.1%
Cold-rolled	16.4%	17.8%	16.7%	18.2%
Tubular	1.9%	1.6%	1.8%	1.6%
Subtotal value-added shipments	85.2%	83.2%	85.0%	79.3%

Hot-rolled	12.0%	13.7%	12.3%	18.0%
Secondary	2.8%	3.1%	2.7%	2.7%
Subtotal non value-added shipments	14.8%	16.8%	15.0%	20.7%

Total shipments	100.0%	100.0%	100.0%	100.0%

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